Exhibit 99.1

1350 Avenue of the Americas New York, NY 10019
Press Release CRH elects W. Anthony (Tony) Will to its Board of Directors

NEW YORK – June 16, 2026 – CRH (NYSE: CRH), the leading provider of building materials, today announced the election of Mr. Tony Will, 60, to the CRH Board of Directors, effective July 1, 2026.

“We are delighted to welcome Tony to our Board of Directors,” said Richie Boucher, CRH Chairman. “Tony brings extensive leadership experience, a strong track record of strategic execution and deep expertise in operational discipline. His experience leading a large-scale industrial business and driving growth in attractive higher-value markets will be highly relevant as CRH continues to advance its strategy, capitalizing on the powerful demand trends critical to modern infrastructure and delivering long-term value for our shareholders.”

Mr. Will served as president, CEO and board member of CF Industries Holdings, Inc. (NYSE: CF), a global manufacturer of hydrogen and nitrogen products, from 2014 until his retirement in 2026. He joined CF Industries in 2007, holding various leadership roles in corporate development, manufacturing and distribution. Prior to joining CF Industries, Will was a partner at Accenture LLP, a global management consulting, technology services and outsourcing company. He previously held positions at Sears, Roebuck and Company, Fort James Corporation, Boston Consulting Group and Motorola.

Mr. Will is currently a Director of Union Pacific Corporation (NYSE: UNP) and was formerly a Director of Olin Corporation (NYSE: OLN), concluding his board term at the 2026 annual shareholder meeting. He has a bachelor’s degree in electrical engineering from Iowa State University and an MBA from the Kellogg School of Management at Northwestern University.

“I am honored to join the Board of Directors of CRH,” said Tony Will. “CRH has a strong market position and clear strategy, and I look forward to working with the board and management to support long-term value creation and sustainable growth.”

Contacts

Danilo Juvane	Lauren Schulz
Head of Investor Relations	Chief Communications Officer
danilo.juvane@crh.com	lauren.schulz@crh.com

About CRH
CRH is the leading provider of building materials critical to modernizing infrastructure. With our team of 83,000 people across 4,000 locations, our unmatched scale, connected portfolio, and deep local relationships make us the partner of choice for transportation, water, and reindustrialization projects, shaping communities for a better tomorrow. CRH (NYSE: CRH) is a member of the S&P 500 Index. For more information, visit www.crh.com.

Exhibit 99.1

Forward-Looking Statements
Some statements in this press release may constitute forward-looking statements, including with respect to advancement of strategy, operational discipline and long-term value creation and CRH’s future growth prospects. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including the risks and uncertainties described under “Risk Factors” in Part 1, Item 1A of CRH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the SEC and in CRH's other filings with the SEC.